For Immediate Release

The J. M. Smucker Company Announces Third Quarter Results
•	Net sales increased 78 percent led by Folgers
•	Net income increased 84 percent
•	EPS down 9 percent due to Folgers merger and integration charges, EPS up 11 percent excluding charges
•	Company updates fiscal 2009 outlook and confirms long-term strategic objectives

ORRVILLE, Ohio, February 25, 2009 --The J. M. Smucker Company (NYSE: SJM) today announced results for the third quarter ended January 31, 2009, of its 2009 fiscal year.  Results for the three-month and nine-month periods ended January 31, 2009, include the operations of The Folgers Coffee Company (“Folgers”) since the completion of the merger on November 6, 2008.

Executive Summary
	Three Months Ended January 31,			Nine Months Ended January 31,
			% Increase			% Increase
	2009	2008	(Decrease)	2009	2008	(Decrease)
		(Dollars in millions, except per share data)

Net sales	$1,182.6	$665.4	78%	$2,689.4	$1,934.8	39%
Operating income	$135.5	$68.6	97%	$293.6	$222.5	32%
% of net sales	11.5%	10.3%		10.9%	11.5%
Net income:
Income	$77.9	$42.4	84%	$171.7	$133.3	29%
Income per diluted share	$0.68	$0.75	(9%)	$2.30	$2.33	(1%)
EBITDA	$179.0	$85.6	109%	$371.5	$269.2	38%

•
Excluding the impact of acquisitions and foreign exchange, net sales increased 6 percent and 11 percent for the third quarter and first nine months of 2009, respectively, compared to the same periods in 2008.

•
Restructuring and merger and integration costs of $0.20 and $0.04 per diluted share are included in the third quarter of 2009 and 2008, respectively.  Excluding these items, the Company’s non-GAAP income per diluted share was $0.88 and $0.79 for 2009 and 2008, respectively, an increase of 11 percent.

•
Restructuring and merger and integration costs of $0.39 and $0.09 per diluted share are included in the nine month periods of 2009 and 2008, respectively.   Excluding these costs in both years, the Company’s non-GAAP income per diluted share was $2.69 in the first nine months of 2009, and $2.42 in the first nine months of 2008, also an increase of 11 percent.

“We delivered strong financial performance this quarter with solid results in our core Smucker business and the addition of Folgers,” commented Richard Smucker, Executive Chairman and Co-Chief Executive Officer.  “The Folgers merger was completed early in the quarter and contributed to margin expansion and significantly increased cash flow.  The integration remains on track and we appreciate the commitment of our employees both in integrating Folgers, and maintaining their focus on the core business.”

“In difficult economic times, families look for reassurance, comfort, consistency and quality – all hallmarks of our brands,” added Tim Smucker, Chairman of the Board and Co-Chief Executive Officer.  “We are able to meet our consumers’ needs by providing choices within our product offerings, a steady stream of innovation, consumer value and products they can trust.  As a result, we are well-positioned to navigate today’s tough economic times and, more importantly, our focus on the long-term will position us for future growth.”

Non-GAAP Measures
The Company uses non-GAAP measures including net sales excluding acquisitions and foreign exchange rate impact; income, operating income, and income per diluted share, excluding restructuring and merger and integration costs; earnings before interest, taxes, depreciation, and amortization (“EBITDA”); and adjusted EBITDA as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP measures is consistent with the way management internally evaluates its businesses, and facilitates the comparison of past and present operations.  A reconciliation of non-GAAP measures to the comparable GAAP item for the current quarter and nine-month period is included in the “Unaudited Non-GAAP Measures” table.

Net Sales
	Three months ended		Nine months ended
	January 31, 2009		January 31, 2009
		(Dollars in millions)
Increase in net sales as reported	$517.2	78%	$754.6	39%
Less:
Acquisitions	(491.7)	(74%)	(558.1)	(29%)
Foreign exchange	16.0	2%	19.0	1%
Increase in net sales without acquisitions and
foreign exchange	$41.5	6%	$215.5	11%

Net sales increased 78 percent in the third quarter of 2009 compared to 2008.  Acquisitions contributed approximately $491.7 million, including $468.5 million from Folgers, while foreign exchange reduced net sales by approximately $16.0 million.   Excluding acquisitions and foreign exchange, net sales increased 6 percent.

Over the last year, the Company has implemented price increases necessary to offset rising costs.  While pricing was the main driver of the net sales growth, contributing 13 percent, a number of categories experienced volume gains, including Pillsbury® baking mixes and frostings, Hungry Jack® pancakes and syrups, and canned milk, all reflecting current back-to-home meal trends.  As expected, volume declines were concentrated in the oils and flour categories.  Recent pressures in the peanut butter category caused a slight decline in volume and the Company expects this to continue through the fourth quarter although no Company products are involved in the recall.

Margins

	Three months ended		Nine months ended
	January 31,		January 31,
	2009	2008	2009	2008
		(% of net sales)

Gross profit	33.9%	29.4%	31.7%	31.0%
Selling, distribution, and administrative expenses:
Marketing and selling	10.0%	9.4%	10.0%	9.8%
Distribution	3.6%	3.3%	3.5%	3.4%
General and administrative	4.3%	5.5%	4.8%	5.8%
	17.9%	18.2%	18.3%	19.0%
Amortization	1.7%	0.2%	0.9%	0.2%
Restructuring and merger and integration costs	2.8%	0.5%	1.6%	0.4%
Other operating expense (income)	0.0%	0.2%	0.0%	(0.1%)
Operating income	11.5%	10.3%	10.9%	11.5%

Overall, gross profit increased $205.6 million in the third quarter of 2009, more than doubling the amount in the same period last year.  The primary driver of the gross profit improvement was the addition of Folgers.  The Company improved gross profit on its base business by approximately 17 percent, or 2.6 percentage points, despite higher costs on many key ingredients. Current pricing is more in line with these higher costs, contributing to the gross profit increase and allowing the Company to continue to recover margin lost over the past few years.  Margin gains in oils, canned milk, and regional baking brands, along with the addition of Folgers, combined to increase gross margin to 33.9 percent in the third quarter of 2009 from 29.4 percent in the third quarter of 2008.

Selling, distribution, and administrative (“SD&A”) expenses increased 74 percent for the third quarter of 2009 compared to 2008.  An increase in marketing and distribution expenses, much of which was related to the addition of Folgers, accounted for approximately 70 percent of the SD&A increase.  Most SD&A expenses, particularly selling and corporate overhead, increased at a lesser rate than net sales resulting in an overall decrease in SD&A from 18.2 percent of net sales to 17.9 percent, further contributing to the improvement in operating margin.

Amortization expense increased $19.0 million to 1.7 percent of net sales compared to 0.2 percent of net sales in the same period in 2008 reflecting the addition of intangible assets associated with the Folgers transaction.  The valuation of these intangible assets is preliminary, and amortization expense in future periods may vary from the amounts recorded, depending on the final values.

Operating income increased 97 percent compared to the third quarter of 2008 and improved from 10.3 percent to 11.5 percent of net sales.  Restructuring and merger and integration costs were $29.5 million higher in the third quarter of 2009 compared to 2008, as integration activities related to Folgers commenced, reducing operating margin by 2.3 percentage points.   Excluding the impact of restructuring and merger and integration costs, operating income more than doubled and increased from 10.9 percent to 14.3 percent of net sales.

Other
During the third quarter, the Company’s debt obligations increased by Folgers’ $350 million of LIBOR-based variable rate debt.  In addition, the Company issued $400 million in Senior Notes with a weighted-average interest rate of 6.6 percent during the second quarter.  As a result, interest expense increased $11.2 million during the third quarter of 2009 compared to 2008.

Income tax expense increased $16.7 million, or 84 percent, during the third quarter of 2009 compared to 2008, in line with the percentage increase in income before taxes.  The effective tax rate was 31.8 percent, consistent in both periods.

Segment Performance

	Three months ended January 31,			Nine months ended January 31,
	2009	2008	% Increase (Decrease)	2009	2008	% Increase (Decrease)
	(Dollars in millions)
Net sales:
U.S. retail market	$549.3	$502.2	9%	$1,656.4	$1,455.6	14%
U.S. retail coffee market	$442.9	$-	n/a	$442.9	$-	n/a
Special markets	$190.4	$163.2	17%	$590.1	$479.2	23%

Segment profit:
U.S. retail market	$110.3	$79.4	39%	$297.1	$256.5	16%
% of net sales	20.1%	15.8%		17.9%	17.6%
U.S. retail coffee market	$90.2	$-	n/a	$90.2	$-	n/a
% of net sales	20.4%	n/a		20.4%	n/a
Special markets	$27.0	$25.2	7%	$74.2	$67.6	10%
% of net sales	14.2%	15.4%		12.6%	14.1%

With the addition of Folgers, the Company added the U.S. retail coffee market reportable segment representing the domestic sales of Folgers®, Millstone®, and Dunkin’ Donuts® branded coffee to retail customers.   Coffee sales to other than domestic retail customers are included in the special markets segment.

U.S. Retail Market
U.S. retail market segment net sales for the quarter were up 9 percent, with pricing accounting for the majority of the increase.  Net sales in the consumer strategic business area increased 9 percent, with gains in Smucker’s®  fruit spreads, Jif® and Hungry Jack®.  Acquisitions contributed approximately one-quarter of the consumer increase.  Net sales in the consumer oils and baking strategic business area were also up 9 percent, with increases in Pillsbury®, Crisco® and Eagle Brand® canned milk, primarily due to the effect of price increases.  Volume gains were realized in baking mixes, frostings, and canned milk.  While total volume in the business area was down 11 percent, most of the decline was expected and reflects the impact of last year’s price increases in oils and flour.

For the first nine months of 2009, U.S. retail market segment net sales increased 14 percent compared to the first nine months of 2008 with net sales up 12 percent in the consumer strategic business area, and up 15 percent in the consumer oils and baking strategic business area.

U.S. retail market segment profit increased 39 percent for the quarter, sharply ahead of the increase in net sales, and 16 percent for the first nine months of 2009 compared to the same periods in 2008.  Much of the gain was in the oils and baking area with almost half of the segment profit increase attributable to improvements in the canned milk business.  A better match of prices to costs this year compared to last year accounted for most of the remainder of the profit increase.

U.S. Retail Coffee Market
The U.S. retail coffee market segment contributed $442.9 million to net sales and $90.2 million in segment profit for the third quarter of 2009.  On a pro forma basis, net sales increased 4 percent for the quarter as growth in Dunkin’ Donuts® contributed to net sales and margin growth.  Integration of the Folgers business is proceeding as planned as the Company completed its customer facing activities at the beginning of February, achieving a key milestone.

Special Markets
Net sales in the third quarter for the special markets segment increased 17 percent.  Canada strategic business area net sales were flat, as the impact of the Europe’s Best® acquisition and pricing gains were offset by unfavorable foreign exchange.  In local currency, Canada net sales increased 3 percent excluding acquisitions.  Net sales increased in the foodservice business area by 64 percent, as the acquisition of Folgers added $25.6 million of the increase and the Knott’s Berry Farm® acquisition also contributed.  The gains from acquisitions accounted for most of the increase, and more than offset declines in the portion control business resulting from a decrease in away-from-home dining.  Net sales in the beverage business area were down 7 percent.  For the first nine months of 2009, special markets segment net sales are up 23 percent, primarily due to acquisitions.

Special markets segment profit increased 7 percent for the quarter and 10 percent for the first nine months of 2009 compared to the same periods in 2008, again resulting from the impact of recent acquisitions.

Other Financial Results and Measures
For the third quarter of 2009, EBITDA was $179 million, or 15.1 percent of net sales, compared to $85.6 million, or 12.9 percent of net sales in the third quarter of 2008, reflecting better margins on the Company’s core brands and the impact of the Folgers merger. Cash provided by operating activities increased $138.4 million to $280.3 million during the quarter resulting from the completion of the Fall Bake season, and the contribution from Folgers.  As a result, the Company had $359.9 million in cash and cash equivalents on hand at January 31, 2009.

Outlook
The Company estimates net sales for fiscal 2009 to range from $3.6 to $3.7 billion, down from a previous range of $3.8 to $4.0 billion.  Non-GAAP income per diluted share, excluding restructuring and merger and integration costs, is estimated to range from $3.15 to $3.30.   The new income per share range includes the incremental noncash amortization expense related to Folgers and the anticipated impact from ongoing pressure in the peanut butter category.  The effect of lost peanut butter sales and margins, along with the related additional advertising and consumer communication costs, and unrecovered overhead are expected to result in a negative impact in the range of $0.05 to $0.07 per diluted share.  The Company remains committed to its long-term strategic objectives of 6 percent annual sales growth and greater than 8 percent earnings per share growth.

Conference Call

The Company will conduct an earnings conference call and webcast today, Wednesday, February 25, 2009, at 8:30 a.m. E.T.  The webcast, as well as a replay in downloadable MP3 format, can be accessed from the Company’s website at www.smuckers.com.  For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 6323048, and will be available until Wednesday, March 4, 2009.

About The J. M. Smucker Company
For more than 100 years, The J. M. Smucker Company has been committed to offering consumers quality products that help families create memorable mealtime moments.  Today, Smucker is the leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker's®, Folgers®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, Europe’s Best® and Bick's® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. The Company has appeared on FORTUNE Magazine's list of the 100 Best Companies to Work For in the United States 11 times, ranking number one in 2004. For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks, except Pillsbury is a trademark of The Pillsbury Company, used under license; Carnation is a trademark of Societe des Produits Nestle S.A., used under license; and Dunkin’ Donuts is a registered trademark of DD IP Holder LLC used under license.

The J. M. Smucker Company Forward-Looking Language
This press release contains forward-looking statements, such as projected operating results, earnings and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by those forward-looking statements. Readers should understand that the risks, uncertainties, factors and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of Smucker and could cause actual results to differ materially from those expressed in the forward-looking statements: (i) volatility of commodity markets from which raw materials, particularly green coffee beans, wheat, soybean oil, milk, and peanuts are procured and the related impact on costs; (ii) the successful integration of the coffee business with Smucker’s business, operations and culture and the ability to realize synergies and other potential benefits of the merger within the time frames currently contemplated; (iii) crude oil price trends and their impact on transportation, energy, and packaging costs; (iv) the ability to successfully implement price changes; (v) the success and cost of introducing new products and the competitive response; (vi) the success and cost of marketing and sales programs and strategies intended to promote growth in Smucker’s businesses; (vii) general competitive activity in the market, including competitors’ pricing practices and promotional spending levels; (viii) the concentration of certain of Smucker’s businesses, with key customers and the ability to manage and maintain key customer relationships; (ix) the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer; (x) changes in consumer coffee preferences, and other factors affecting the coffee business, which represents a substantial portion of Smucker’s business; (xi) the ability of Smucker to obtain any required financing; (xii) the timing and amount of capital expenditures, restructuring, and merger and integration costs; (xiii) the outcome of current and future tax examinations and other tax matters, and their related impact on Smucker’s tax positions; (xiv) foreign currency and interest rate fluctuations; (xv) political or economic disruption due to the global recession and credit crisis; (xvi) other factors affecting share prices and capital markets generally; and (xvii) the other factors described under “Risk Factors” in other reports and statements filed by Smucker with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and proxy materials.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release.  Smucker does not assume any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Additional Information
Projected non-GAAP income per diluted share for fiscal 2009 is adjusted from projected GAAP income per diluted share by excluding estimated restructuring and merger and integration costs. The actual amount of those costs for the full fiscal year cannot be determined at this time, but are anticipated to include the same categories of expenses included in the quantitative reconciliation of non-GAAP income before restructuring and merger and integration costs to GAAP net income for the three and nine-month periods ended January 31, 2009 and 2008 included elsewhere in this press release.

Contacts:
The J. M. Smucker Company
(330) 682-3000

Investors:
Mark R. Belgya
Vice President and Chief Financial Officer

Sonal Robinson
Director, Corporate Finance and Investor Relations

Media:
Maribeth Badertscher
Director, Corporate Communications

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended January 31,			Nine Months Ended January 31,
	2009	2008	% Increase (Decrease)	2009	2008	% Increase (Decrease)
	(Dollars in thousands, except per share data)

Net sales	$1,182,594	$665,373	78%	$2,689,393	$1,934,776	39%
Cost of products sold	781,553	469,658	66%	1,837,154	1,334,589	38%
Cost of products sold - restructuring	-	262	(100%)	-	262	(100%)
Gross Profit	401,041	195,453	105%	852,239	599,925	42%
Gross margin	33.9%	29.4%		31.7%	31.0%

Selling, distribution, and administrative expenses	211,633	121,384	74%	491,856	367,957	34%
Amortization	20,558	1,523	1250%	23,511	3,061	668%
Restructuring costs	257	705	(64%)	903	1,606	(44%)
Merger and integration costs	32,809	2,900	1031%	42,419	5,884	621%
Other operating expense (income) – net	325	303	7%	(34)	(1,070)	(97%)
Operating Income	135,459	68,638	97%	293,584	222,487	32%
Operating margin	11.5%	10.3%		10.9%	11.5%

Interest income	1,822	3,694	(51%)	5,061	11,015	(54%)
Interest expense	(21,959)	(10,725)	105%	(44,017)	(31,735)	39%
Other (expense) income – net	(966)	553	(275%)	400	92	335%
Income Before Income Taxes	114,356	62,160	84%	255,028	201,859	26%
Income taxes	36,415	19,759	84%	83,343	68,531	22%
Net Income	$77,941	$42,401	84%	$171,685	$133,328	29%

Net income per common share	$0.68	$0.75	(9%)	$2.31	$2.35	(2%)

Net income per common share– assuming dilution	$0.68	$0.75	(9%)	$2.30	$2.33	(1%)

Dividends declared per common share	$0.32	$0.30	7%	$5.96	$0.90	562%

Weighted-average shares outstanding	114,075,455	56,400,147	102%	74,247,728	56,716,734	31%
Weighted-average shares outstanding – assuming dilution	114,563,568	56,823,265	102%	74,669,448	57,206,738	31%

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	January 31, 2009	April 30, 2008
	(Dollars in thousands)

Assets
Current Assets:
Cash and cash equivalents	$359,907	$171,541
Trade receivables	259,107	162,426
Inventories	658,451	379,608
Other current assets	66,832	62,632
Total Current Assets	1,344,297	776,207

Property, Plant, and Equipment, Net	841,601	496,296

Other Noncurrent Assets:
Goodwill	2,688,849	1,132,476
Other intangible assets, net	3,270,646	614,000
Other assets	101,150	110,902
Total Other Noncurrent Assets	6,060,645	1,857,378
	$8,246,543	$3,129,881

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$176,399	$119,844
Note payable	350,000	-
Current portion of long-term debt	277,466	-
Other current liabilities	319,660	119,553
Total Current Liabilities	1,123,525	239,397

Noncurrent Liabilities:
Long-term debt, net of current portion	910,000	789,684
Other noncurrent liabilities	1,298,078	300,947
Total Noncurrent Liabilities	2,208,078	1,090,631

Shareholders' Equity, net	4,914,940	1,799,853
	$8,246,543	$3,129,881

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Nine Months Ended January 31,
	2009	2008
	(Dollars in thousands)

Operating Activities
Net income	$171,685	$133,328
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	54,016	43,528
Amortization	23,511	3,061
Asset impairments and other restructuring charges	-	262
Share-based compensation expense	12,836	8,692
Working capital	26,962	(7,629)
Net Cash Provided by Operating Activities	289,010	181,242

Investing Activities
Businesses acquired, net of cash acquired	(72,149)	(166,963)
Additions to property, plant, and equipment	(84,888)	(53,562)
Proceeds from sale of business	-	3,407
Purchases of marketable securities	-	(229,405)
Sales and maturities of marketable securities	1,308	256,861
Other - net	9,444	973
Net Cash Used for Investing Activities	(146,285)	(188,689)

Financing Activities
Proceeds from long-term debt	400,000	400,000
Repayments of long-term debt	-	(148,000)
Dividends paid	(347,023)	(51,478)
Purchase of treasury shares	(3,356)	(86,300)
Other - net	700	18,689
Net Cash Provided by Financing Activities	50,321	132,911
Effect of exchange rate changes	(4,680)	4,901
Net increase in cash and cash equivalents	188,366	130,365
Cash and cash equivalents at beginning of period	171,541	199,541
Cash and cash equivalents at end of period	$359,907	$329,906

( ) Denotes use of cash

The J. M. Smucker Company
Unaudited Non-GAAP Measures

	Three Months Ended January 31,			Nine Months Ended January 31,
	2009	2008	% Increase (Decrease)	2009	2008	% Increase (Decrease)
	(Dollars in thousands, except per share data)

Operating income before restructuring and merger and integration costs: (1)	$168,525	$72,505	132%	$336,906	$230,239	46%
% of net sales	14.3%	10.9%		12.5%	11.9%

Income before restructuring and merger and integration costs: (2)
Income	$100,271	$44,992	123%	$200,849	$138,448	45%
Income per common share -- assuming dilution	$0.88	$0.79	11%	$2.69	$2.42	11%

Earnings before interest, taxes, depreciation, and amortization:(3)	$179,024	$85,591	109%	$371,511	$269,168	38%
% of net sales	15.1%	12.9%		13.8%	13.9%

(1) Reconciliation to operating income:
Operating income	$135,459	$68,638	97%	$293,584	$222,487	32%
Merger and integration costs	32,809	2,900	1031%	42,419	5,884	621%
Cost of products sold - restructuring	-	262	(100%)	-	262	(100%)
Restructuring costs	257	705	(64%)	903	1,606	(44%)
Operating income before restructuring and merger and integration costs	$168,525	$72,505	132%	$336,906	$230,239	46%

(2) Reconciliation to net income:
Income before income taxes	$114,356	$62,160	84%	$255,028	$201,859	26%
Merger and integration costs	32,809	2,900	1031%	42,419	5,884	621%
Cost of products sold - restructuring	-	262	(100%)	-	262	(100%)
Restructuring costs	257	705	(64%)	903	1,606	(44%)
Income before income taxes, restructuring, and merger and integration costs	147,422	66,027	123%	298,350	209,611	42%
Income taxes	47,151	21,035	124%	97,501	71,163	37%
Income before restructuring and merger and integration costs	$100,271	$44,992	123%	$200,849	$138,448	45%

(3) Reconciliation to net income:
Income before income taxes	$114,356	$62,160	84%	$255,028	$201,859	26%
Interest income	(1,822)	(3,694)	(51%)	(5,061)	(11,015)	(54%)
Interest expense	21,959	10,725	105%	44,017	31,735	39%
Depreciation	23,973	14,877	61%	54,016	43,528	24%
Amortization	20,558	1,523	1250%	23,511	3,061	668%
Earnings before interest, taxes, depreciation, and amortization	$179,024	$85,591	109%	$371,511	$269,168	38%
Merger and integration costs	32,809	2,900	1031%	42,419	5,884	621%
Cost of products sold - restructuring	-	262	(100%)	-	262	(100%)
Restructuring costs	257	705	(64%)	903	1,606	(44%)
Share-based compensation expense	2,928	2,719	8%	8,963	8,692	3%
Adjusted earnings before interest, taxes, depreciation, and amortization	$215,018	$92,177	133%	$423,796	$285,612	48%
% of net sales	18.2%	13.9%		15.8%	14.8%

The Company uses non-GAAP measures including net sales excluding acquisitions and foreign exchange rate impact; income, operating income, and income per diluted share, excluding restructuring and merger and integration costs; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and adjusted EBITDA as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP measures is consistent with the way management internally evaluates its businesses and facilitates the comparison of past and present operations.

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended January 31,			Nine Months Ended January 31,
	2009	2008	% Increase (Decrease)	2009	2008	% Increase (Decrease)
	(Dollars in thousands)

Net sales:
U.S. retail market	$549,258	$502,174	9%	$1,656,387	$1,455,553	14%
U.S. retail coffee market	442,933	-	n/a	442,933	-	n/a
Special markets	190,403	163,199	17%	590,073	479,223	23%
Total net sales	$1,182,594	$665,373	78%	$2,689,393	$1,934,776	39%

Segment profit:
U.S. retail market	$110,259	$79,379	39%	$297,080	$256,544	16%
U.S. retail coffee market	90,218	-	n/a	90,218	-	n/a
Special markets	26,982	25,206	7%	74,171	67,630	10%
Total segment profit	$227,459	$104,585	117%	$461,469	$324,174	42%
Interest income	1,822	3,694	(51%)	5,061	11,015	(54%)
Interest expense	(21,959)	(10,725)	105%	(44,017)	(31,735)	39%
Amortization	(20,558)	(1,523)	1250%	(23,511)	(3,061)	668%
Share-based compensation expense	(2,928)	(2,719)	8%	(8,963)	(8,692)	3%
Restructuring costs	(257)	(967)	(73%)	(903)	(1,868)	(52%)
Merger and integration costs	(32,809)	(2,900)	1031%	(42,419)	(5,884)	621%
Corporate administrative expense	(33,667)	(27,929)	21%	(90,295)	(83,309)	8%
Other unallocated (expense) income	(2,747)	644	(527%)	(1,394)	1,219	(214%)
Income before income taxes	$114,356	$62,160	84%	$255,028	$201,859	26%

Segment profit margin:
U.S. retail market	20.1%	15.8%		17.9%	17.6%
U.S. retail coffee market	20.4%	n/a		20.4%	n/a
Special markets	14.2%	15.4%		12.6%	14.1%